Exhibit 99.1
Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633
Investors/Media Contacts:
ICR, Inc.
Allison Malkin/Alecia Pulman
(203) 682-8225/(203) 682-8224
ULTA ANNOUNCES SECOND QUARTER 2010 RESULTS
Second Quarter Comparable Store Sales Increase 10.8%
Second Quarter Diluted EPS of $0.22, Including $0.03 Non-Recurring Compensation Charge
Expects 3Q Comparable Store Sales Increase of 7% to 9%
CEO Transition Successfully Completed at the End of the Quarter
          Bolingbrook, IL – September 2, 2010 – Ulta Salon, Cosmetics & Fragrance, Inc. [NASDAQ:ULTA], today announced financial results for the thirteen week period (“Second Quarter”) and twenty-six week period (“First Six Months”) ended July 31, 2010, which compare to the same periods ended August 1, 2009.
For the Second Quarter:
•	Net sales increased 17.6% to $321.8 million from $273.5 million in the second quarter of fiscal 2009;

•	Comparable store sales (sales for stores open at least 14 months) increased 10.8% compared to a decrease of 1.7% in the second quarter of fiscal 2009;

•	Gross profit increased 350 basis points to 32.3% from 28.8% in the second quarter fiscal 2009;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales decreased 40 basis points, excluding the impact of the non-recurring compensation charge, compared to the second quarter in fiscal 2009; including the impact of the non-recurring compensation charge, SG&A as a percentage of net sales increased 50 basis points;

•	Operating income increased 117.4% to $22.3 million, or 6.9% of net sales, compared to $10.2 million, or 3.7% of net sales, in the second quarter of fiscal 2009;

•	Net income increased 127.2% to $13.1 million compared to $5.8 million in the second quarter of fiscal 2009;

•	Income per diluted share more than doubled to $0.22, including $0.03 per diluted share related to the non-recurring compensation charge. Income per diluted share was $0.25, excluding the non-recurring compensation charge. This compares to $0.10 in the second quarter of fiscal 2009.
Lyn Kirby, CEO of Ulta stated: “We are very pleased to report an excellent second quarter 2010 performance. Results include 10.8% comparable store sales increase for the quarter generated from both an 8.0% increase in customer count and a 2.8% increase in average ticket. Accordingly, on a two-year basis our comparable store sales are up 9.1%, which is an acceleration of the 2-year comp trend from first quarter. Despite a slow economic recovery, the momentum on our business is very strong, as we reap the benefits of our market share strategies implemented in 2009 and continue to execute against these strategies in 2010. Growth was balanced across all major product categories. Our performance reflects the continued strength of our business model with dynamic marketing, compelling merchandising, new brand introductions and the continued leverage of our powerful loyalty program. Our comparable store sales growth was accomplished with a 120 basis point increase in merchandise margin and 40 basis points leverage in marketing. These operating improvements along with our continued discipline in managing our cost structure led to a more than doubling in our earnings and a 120% increase in earnings per share for the quarter including the compensation charge, and a 150% increase in earnings per share excluding the compensation charge.”
“We begin the third quarter with very strong momentum fueled by the continuation of our marketing, merchandising and stores expansion strategies” stated Chuck Rubin, President and Chief Operating Officer. “During the third quarter we expect to continue to drive traffic and average ticket growth, as we leverage our loyalty program, offer compelling value and introduce new brands. The third quarter will include the continued brand introduction of Philosophy skincare and the launch of Tarte in prestige cosmetics. Our store expansion plans remain on track to deliver 28 new stores in the third quarter and a 13% increase in square footage growth for the year. We will also maintain our judicious control of expenses and inventory. As our guidance suggests, we expect to deliver continued strong results in the third quarter.”
For the First Six Months:
•	Net sales increased 18.4% to $642.0 million from $542.4 million in the first six months of fiscal 2009;

•	Comparable store sales (sales for stores open at least 14 months) increased 10.8% compared to a decrease of 2.0% in the first six months of fiscal 2009;

•	Gross profit increased 330 basis points to 32.5% from 29.2% in the first six months of fiscal 2009;

•	SG&A expense as a percentage of net sales decreased 40 basis points, excluding the non-recurring compensation charge, compared to the first six months of fiscal 2009; including the non-recurring compensation charge, SG&A as a percentage of net sales was flat to the first six month period in fiscal 2009;

•	Operating income increased to $45.6 million, or 7.1% of net sales, compared to $19.2 million, or 3.5% of net sales, in the first six months of fiscal 2009;

•	Net income increased to $26.7 million compared to $10.7 million in the first six months of fiscal 2009;

•	Income per diluted share increased to $0.44, which includes $0.03 per share of non-recurring compensation charge. This compares to $0.18 in the first six months of fiscal 2009.
Balance Sheet and Cash Flow
          Merchandise inventories at the end of the second quarter totaled $224.3 million, compared to $209.2 million at the end of second quarter fiscal 2009, representing an increase of $15.1 million. The increase is primarily due to the addition of 23 net new stores opened since August 1, 2009. Inventory per store was flat compared to the prior year reflecting the combined effects of inventory reductions due to management initiatives coupled with inventory increases to support the 10.8% increase in comparable store sales.
          The Company did not utilize its credit facility during the six month period ended July 31, 2010.
Store Expansion
          During the second quarter, the Company opened 10 stores located in Modesto, CA; Stockton, CA; Avon, CT; Hammond, LA; St. Cloud, MN; Cincinnati, OH; Horsham, PA; Quakertown, PA; Chattanooga, TN; Union Gap, WA, relocated 1 store in Folsom, CA and remodeled 3 stores. In addition, the Company closed 1 store. The Company ended the second quarter with 356 stores and square footage of 3,721,681, which represents a 7% increase compared to the second quarter of fiscal 2009.
Outlook
          For the third quarter of fiscal 2010, the Company currently expects net sales in the range of $324 million to $330 million, compared to actual net sales of $284.0 million in the third quarter of fiscal 2009. This assumes comparable stores sales increase 7% to 9%, compared to an increase of 1.5% in the third quarter last year.
          Income per diluted share for the third quarter of fiscal 2010 is estimated to be in the range of $0.18 to $0.20, which includes $0.02 per share of non-recurring compensation expense related to the addition of the Company’s President and COO. The Company’s third quarter guidance reflects the incremental cost related to its planned expanded new store program which includes approximately 28 stores for the third quarter fiscal 2010 compared to 12 for the same period in fiscal 2009. Adjusted income per diluted share, excluding the non-recurring compensation expense, is estimated in the range of $0.20 to $0.22. This compares to income per diluted share for third quarter fiscal 2009 of $0.14.
For fiscal 2010, the Company plans to:
•	open approximately 46 new stores, remodel 13 stores and relocate 6 stores;

•	incur capital expenditures of approximately $105 million, compared to $68.1 million in fiscal 2009;

•	reduce inventory by approximately 5% on an average per store basis by year end 2010

•	deliver permanent operating expense efficiencies of $7 million; and

•	generate free cash flow.
Chuck Rubin Appointed CEO
“At the end of the second quarter we completed the CEO transition with Chuck now having responsibility for all areas of the business,” Ms. Kirby stated. “As a result, effective at the end of business today, Chuck will be the Chief Executive Officer. I look forward to assisting Ulta, as a member of the Board through March of next year. I have been honored to lead Ulta over the past ten years and want to thank our employees, our vendor partners and the Ulta Board of Directors for the support provided to me and the trust you placed in my leadership. Together we have revolutionized beauty retailing, as we repositioned a beauty discounter into a specialty retailer, as we grew sales from $200 million to over $1.2 billion, and as we transformed a small regional chain into a national presence. I leave with tremendous pride in the company and look forward to watching Ulta grow and take its place in the future as one of this nation’s great retailers. ”
Commenting on the transition, Dennis Eck, Ulta’s Non-Executive Chairman, stated “We are very pleased with Chuck’s transition into his new role at Ulta. We believe that under his leadership Ulta will continue to execute its strategy and continue its successful track record of growth. We would like to thank Lyn Kirby for her leadership in helping to build the platform for Ulta’s future success and growth and thank the Ulta employees for their support during this important changeover. ”
Conference Call Information
          A conference call to discuss second quarter results is scheduled for today, September 2, 2010, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on September 9, 2010 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 355010.
About Ulta
          Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 356 retail stores across 38 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
          This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private

Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the year ended January 30, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2010. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Income
(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	July 31,		August 1,
	2010		2009
	(Unaudited)		(Unaudited)
Net sales	$321,804	100.0%	$273,539	100.0%
Cost of sales	217,846	67.7%	194,825	71.2%

Gross profit	103,958	32.3%	78,714	28.8%

Selling, general and administrative expense	79,909	24.8%	66,468	24.3%
Pre-opening expenses	1,793	0.6%	2,010	0.7%

Operating income	22,256	6.9%	10,236	3.7%
Interest expense	214	0.1%	645	0.2%

Income before income taxes	22,042	6.8%	9,591	3.5%
Income tax expense	8,980	2.8%	3,841	1.4%

Net income	$13,062	4.1%	$5,750	2.1%

Net income per common share:
Basic	$0.22		$0.10
Diluted	$0.22		$0.10

Weighted average common shares outstanding:
Basic	58,727		57,819
Diluted	60,672		59,045

Exhibit 2
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Income
(In thousands, except per share amounts)

	26 Weeks Ended		26 Weeks Ended
	July 31,		August 1,
	2010		2009
	(Unaudited)		(Unaudited)
Net sales	$642,000	100.0%	$542,364	100.0%
Cost of sales	433,507	67.5%	384,108	70.8%

Gross profit	208,493	32.5%	158,256	29.2%

Selling, general and administrative expense	160,638	25.0%	135,861	25.0%
Pre-opening expenses	2,267	0.4%	3,205	0.6%

Operating income	45,588	7.1%	19,190	3.5%
Interest expense	332	0.1%	1,316	0.2%

Income before income taxes	45,256	7.0%	17,874	3.3%
Income tax expense	18,533	2.9%	7,204	1.3%

Net income	$26,723	4.2%	$10,670	2.0%

Net income per common share:
Basic	$0.46		$0.18
Diluted	$0.44		$0.18

Weighted average common shares outstanding:
Basic	58,517		57,781
Diluted	60,505		58,914

Exhibit 3
Ulta Salon, Cosmetics & Fragrance, Inc.
Condensed Balance Sheets
(In thousands)

	July 31,	January 30,	August 1,
	2010	2010	2009
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,916	$4,017	$3,663
Receivables, net	11,418	13,477	13,135
Merchandise inventories, net	224,329	206,948	209,152
Prepaid expenses and other current assets	30,989	30,272	25,373
Prepaid income taxes	7,280	—	—
Deferred income taxes	8,060	8,060	8,097

Total current assets	297,992	262,774	259,420

Property and equipment, net	301,333	290,861	288,537

Total assets	$599,325	$553,635	$547,957

Liabilities and stockholders’ equity
Current liabilities:
Current portion — notes payable	$—	$—	$23,086
Accounts payable	61,316	56,387	40,393
Accrued liabilities	68,833	59,189	53,350
Accrued income taxes	—	10,781	3,846

Total current liabilities	130,149	126,357	120,675

Notes payable — less current portion	—	—	42,365
Deferred rent	120,313	113,718	108,245
Deferred income taxes	20,952	20,952	17,616

Total liabilities	271,414	261,027	288,901

Commitments and contingencies

Total stockholders’ equity	327,911	292,608	259,056

Total liabilities and stockholders’ equity	$599,325	$553,635	$547,957

Exhibit 4
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Cash Flows
(In thousands)

	26 Weeks Ended
	July 31,	August 1,
	2010	2009
	(Unaudited)
Operating activities
Net income	$26,723	$10,670
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,593	31,360
Non-cash stock compensation charges	4,222	2,648
Excess tax benefits from stock-based compensation	(924)	(283)
Loss on disposal of property and equipment	157	184
Change in operating assets and liabilities:
Receivables	2,059	5,133
Merchandise inventories	(17,381)	4,450
Prepaid expenses and other assets	(717)	(1,079)
Income taxes	(17,137)	12,474
Accounts payable	4,929	(7,418)
Accrued liabilities	6	4,775
Deferred rent	6,595	6,957

Net cash provided by operating activities	40,125	69,871

Investing activities
Purchases of property and equipment	(32,584)	(29,756)

Net cash used in investing activities	(32,584)	(29,756)

Financing activities
Proceeds on long-term borrowings	—	561,662
Payments on long-term borrowings	—	(602,258)
Proceeds from issuance of common stock under stock plans	3,434	223
Excess tax benefits from stock-based compensation	924	283

Net cash provided by (used in) financing activities	4,358	(40,090)

Net increase in cash and cash equivalents	11,899	25
Cash and cash equivalents at beginning of period	4,017	3,638

Cash and cash equivalents at end of period	$15,916	$3,663

Exhibit 5
2010 Store Expansion

	Total stores open	Number of stores	Number of stores
	at beginning of the	opened during the	closed during the	Total stores open
Fiscal 2010	quarter	quarter	quarter	at end of the quarter

1st Quarter	346	2	1	347
2nd Quarter	347	10	1	356

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2010	the quarter	quarter	during the quarter	quarter

1st Quarter	3,613,840	28,977	10,796	3,632,021
2nd Quarter	3,632,021	105,596	15,936	3,721,681